Exhibit 99.1

SemGroup Corporation Reports Second Quarter 2014 Results
Increased Quarterly Dividend by 12.5%
Completed White Cliffs Pipeline Expansion

Tulsa, OK - August 7, 2014 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended June 30, 2014.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $57.5 million for the second quarter 2014, compared to $67.3 million for the first quarter 2014 and $43.6 million for the second quarter 2013, a decrease of approximately 15% over the previous quarter but up 32%, year over year. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"We are pleased with the strong contribution from our new growth projects during the quarter," said Carlin Conner, president and chief executive officer of SemGroup. "We're on track to meet guidance for the year and continue our growth momentum with increased volumes in our crude and gas businesses in the U.S. In addition, we continued to advance our strategic growth initiatives with the recent completion of the White Cliffs Pipeline expansion. Looking forward, we initiated new projects including the acceleration of our Rose Valley II gas plant in northern Oklahoma and the expansion of our Northwest Wapiti Pipeline in Canada. These new assets will increase our size and strategic position while creating additional value for our shareholders."

Second Quarter 2014 Highlights
Compared to the First Quarter 2014

•	As previously announced, on June 23, 2014, Rose Rock acquired the remaining one-third interest in SemCrude Pipeline, L.L.C., which owns 51% of White Cliffs Pipeline, L.L.C.;

•	Crude segment Adjusted EBITDA decreased $4.8 million primarily due to lower marketing volumes and increased G&A expenses which more than offset higher transportation volumes;

•	SemGas Adjusted EBITDA increased $1.8 million reflecting higher processing volumes from our new Rose Valley I plant;

•	SemCAMS Adjusted EBITDA decreased $3.7 million due primarily to lower volumes from the planned outage at the K3 plant; and

•	SemMaterials Mexico Adjusted EBITDA decreased $2.1 million due to lower volumes and increased operating and G&A costs.
SemGroup reported revenues for second quarter 2014 of $482.2 million with net loss attributable to SemGroup of $(17.6) million, or a loss of $(0.41) per diluted share, compared to revenues of $498.9 million with a net income attributable to SemGroup of $13.6 million, or $0.29 per diluted share, for the first quarter 2014. For the second quarter 2013, revenues totaled $324.2 million with net income attributable to SemGroup of $3.6 million, or $0.08 per diluted share. Current quarter net income was negatively impacted by two non-cash items including a $19 million change in warrant expense due to SemGroup stock price appreciation and an additional $20 million loss recognized on the sale of the SemGas Eufaula gathering system.

Dividend

Exhibit 99.1

The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.27 per share, resulting in an annualized distribution of $1.08 per share. This represents a 12.5% increase from the previous quarterly dividend of $0.24 and a 35% increase over our dividend one year ago. The dividend will be paid on August 28, 2014 to all common shareholders of record on August 18, 2014.

2014 Guidance
SemGroup updated its 2014 consolidated Adjusted EBITDA guidance on June 23, 2014, to between $260 and $275 million, up from the previous guidance range of $245 million to $265 million. The company is on target to deploy approximately $475 million in capital expenditures in 2014, increased from the previous guidance of $415 million. SemGroup also updated its targeted 2014 dividend growth rate to a range of 40 to 45% year-over-year, up from the prior guidance of a 25 to 30% growth rate.

Recent Developments

•	Completed the White Cliffs Pipeline expansion - August 2014; and

•	SemGroup announces the acceleration of its SemGas Rose Valley II plant due to increased volumes and outlooks. The plant is expected to be complete in mid-2015.

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, August 8, 2014, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 72312545. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The first quarter 2014 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other

Exhibit 99.1

companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets	$903,844	$534,014
Property, plant and equipment, net	1,212,421	1,105,728
Goodwill and other intangible assets	239,254	236,859
Equity method investments	633,375	565,124
Other noncurrent assets, net	33,550	28,889
Total assets	$3,022,444	$2,470,614
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,357	$37
Other current liabilities	456,373	499,177
Total current liabilities	460,730	499,214
Long-term debt, excluding current portion	1,213,068	615,088
Other noncurrent liabilities	183,743	142,449
Total liabilities	1,857,541	1,256,751
Total owners' equity	1,164,903	1,213,863
Total liabilities and owners' equity	$3,022,444	$2,470,614

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
Revenues	$482,224	$324,244	$498,883	$981,107	$611,940
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	368,527	212,709	385,113	753,640	425,078
Operating	59,424	69,682	50,778	110,202	110,453
General and administrative	21,850	16,898	18,736	40,586	33,935
Depreciation and amortization	22,062	12,814	23,637	45,699	25,450
Loss (gain) on disposal of long-lived assets, net	19,315	(376)	(58)	19,257	(538)
Total expenses	491,178	311,727	478,206	969,384	594,378
Earnings from equity method investments	19,187	14,861	14,962	34,149	32,206
Gain on issuance of common units by equity method investee	—	—	8,127	8,127	—
Operating income	10,233	27,378	43,766	53,999	49,768
Other expenses, net	29,489	10,613	7,497	36,986	38,475
Income (loss) from continuing operations before income taxes	(19,256)	16,765	36,269	17,013	11,293
Income tax expense (benefit)	(6,672)	9,288	16,526	9,854	(44,718)
Income (loss) from continuing operations	(12,584)	7,477	19,743	7,159	56,011
Income (loss) from discontinued operations, net of income taxes	—	35	(5)	(5)	67
Net income (loss)	(12,584)	7,512	19,738	7,154	56,078
Less: net income attributable to noncontrolling interests	5,025	3,943	6,150	11,250	9,065
Net income (loss) attributable to SemGroup Corporation	$(17,609)	$3,569	$13,588	$(4,096)	$47,013
Net income (loss) attributable to SemGroup Corporation	$(17,609)	$3,569	$13,588	$(4,096)	$47,013
Other comprehensive income (loss), net of income taxes	6,685	(5,354)	(2,972)	3,713	(10,412)
Comprehensive income (loss) attributable to SemGroup Corporation	$(10,924)	$(1,785)	$10,616	$(383)	$36,601
Net income (loss) per common share:
Basic	$(0.41)	$0.08	$0.32	$(0.10)	$1.12
Diluted	$(0.41)	$0.08	$0.29	$(0.10)	$1.11
Weighted average shares (thousands):
Basic	42,682	42,211	42,631	42,657	42,145
Diluted	42,682	42,526	43,761	42,657	42,424

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
Net income (loss)	$(12,584)	$7,512	$19,738	$7,154	$56,078
Add: Interest expense	10,360	4,495	9,227	19,587	6,891
Add: Income tax expense (benefit)	(6,672)	9,288	16,526	9,854	(44,718)
Add: Depreciation and amortization expense	22,062	12,814	23,637	45,699	25,450
EBITDA	13,166	34,109	69,128	82,294	43,701
Selected Non-Cash Items and Other Items Impacting Comparability	44,361	9,526	(1,846)	42,515	35,437
Adjusted EBITDA	$57,527	$43,635	$67,282	$124,809	$79,138
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
Loss (gain) on disposal of long-lived assets, net	$19,315	$(376)	$(58)	$19,257	$(538)
Loss (income) from discontinued operations, net of income taxes	—	(35)	5	5	(67)
Foreign currency transaction loss (gain)	167	(349)	(683)	(516)	(516)
Remove NGL equity earnings including gain on issuance of common units	(4,968)	(4,200)	(11,718)	(16,686)	(11,116)
NGL cash distribution	5,671	4,426	5,341	11,012	8,698
Employee severance expense	20	9	9	29	9
Unrealized loss (gain) on derivative activities	(851)	(827)	606	(245)	(1,295)
Change in fair value of warrants	18,929	6,398	(980)	17,949	32,194
Depreciation and amortization included within equity earnings	4,251	2,404	3,450	7,701	4,809
Bankruptcy related expenses	661	—	216	877	—
Recovery of receivables written off at emergence	(300)	—	(364)	(664)	—
Non-cash equity compensation	1,466	2,076	2,330	3,796	3,259
Selected Non-Cash Items and Other Items Impacting Comparability	$44,361	$9,526	$(1,846)	$42,515	$35,437

Exhibit 99.1

2014 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	2014 Guidance(1)
	Low		High
Net income	$31		$40
Add: Interest expense	51		53
Add: Income tax expense	20		21
Add: Depreciation and amortization	93		96
EBITDA	$195		$210
Selected Non-Cash and Other Items Impacting Comparability	65		65
Adjusted EBITDA	$260		$275

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		18
Loss on disposal of long-lived assets, net		19
Change in fair value of warrants		19
Non-cash equity compensation		9
Selected Non-Cash and Other Items Impacting Comparability		$65

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream